EXHIBIT 77Q(1)(E)

THE CUTLER TRUST
INVESTMENT ADVISORY AGREEMENT

Schedule A

Advisory Fees

Fee as a % of the
Annual Average Daily
Fund	Net Assets of the Fund

Cutler Equity Fund	0.75%

Cutler Income Fund	0.50%

Cutler Emerging Markets Fund	0.85%

Accepted and Agreed with respect to the Cutler Emerging Markets Fund effective this 30th day of June 2015:

THE CUTLER TRUST

By:  /s/ Erich M. Patten
Erich M. Patten
President

CUTLER INVESTMENT COUNSEL, LLC

By:  /s/ Matthew C. Patten
Matthew C. Patten
President